Exhibit 99.1

Final

For Release        Immediately (November 29, 1994)

News Source        Albert Beaupre
              (513) 841-7241

            CINCINNATI MILACRON TO BUY KRUPP'S WIDIA OPERATIONS
                          ____________________

              Says European/Indian Cutting Tool Maker is an
                 'Excellent Fit' With Existing Industrial
                      Consumable Products Businesses

CINCINNATI, OHIO, November 29, 1994...Cincinnati Milacron Inc. (NYSE:CMZ) today announced an agreement with Fried. Krupp AG Hoesch-Krupp under which Milacron will purchase Krupp Widia GmbH, a major European cutting tool maker, for DM 113 million (about US $73 million) in cash plus the assumption of certain debt and other liabilities totalling approximately DM 37 milllion (about US $24 million). The purchase will include Widia (India) Ltd., an Indian public company of which Krupp Widia GmbH owns 51%. Included in the non-cash portion of the price is DM 19 million (about US $12 million) of debt owed by the Indian subsidiary.

With key production facilities in Germany and other Western European countries, Widia is one of the world's leading producers of industrial metalcutting products including lines of carbide inserts, steel insert holders, carbide die and wear products, and
magnets.   Widia's total 1994 sales are estimated to be $250
million, about 15% in India and most of the rest in Europe. Both companies will become Cincinnati Milacron subsidiaries operating under the Widia name. The transaction is expected to be completed early in 1995. No further terms of the agreement were disclosed.


"Better Balance" and "Global Strength"
"The acquisition of Widia transforms Milacron into a premier global player in the market for industrial consumable products, which will now become our largest business," said Daniel J. Meyer, Milacron's chairman and chief executive officer. "Widia gives us a very sizeable presence in both the large European cutting tool market and the fast-emerging Indian market, thus complementing the strong position of our Valenite subsidiary in the U.S.

"The addition of Widia also improves Milacron's overall mix and balance, as close to 40% of our sales will now come from consumables and almost half of our revenues will come from outside the United States," Meyer said. "Traditionally our industrial consumable products have had higher margins, better cash flow and milder cycles than our capital goods businesses, machine tools and plastics machinery. And the increase in foreign sales provides counter-cyclical protection from the ups and downs of our domestic markets," he added.

"With Widia's sales, Milacron's annual revenues should top $1.5 billion in 1995," Meyer pointed out, "and we will have a leadership position in the industrial consumables area, a $15-billion market worldwide. As Europe is just starting to emerge from a recession, we think the timing of the deal is very good. We anticipate solid profit contribution from Widia in 1996," he added, "and in the meantime, its operating earnings are expected to cover additional interest costs."

"An Excellent, Complementary Fit"
"We are exceptionally pleased to acquire such a strong German company, located in the industrial center of Europe," said Alan
L. Shaffer, Milacron's group vice president of industrial products. "Widia is an excellent, complementary fit with our Valenite subsidiary. Geographically, Widia is the second-largest European tool maker with a strong share in Europe, while Valenite is the second-largest U.S. tool maker with a strong position in the North American market. Widia is also the leader in India.

"Their product line strengths also mesh very nicely," Shaffer explained. "For example, in automotive applications Widia is a leader in tooling for machining cam and crank shafts, while Valenite is known for head and block tooling. So, together they will be the global leader in tooling for engine manufacturing. In fact, Valenite and Widia combined will make Milacron the number-three metalcutting tool maker worldwide. In addition, we will enjoy significant synergies with our other industrial products, especially metalworking fluids," he said.

Financing
For the near term, the acquisition will be financed through increased credit lines with Milacron's existing bank group, the company said. Subsequent to the closing of the transaction, more permanent financing will be structured, which could include new equity or other alternatives.

"With the support of our banks in this transaction, we're pleased that the financing structure will provide more than sufficient funding to continue our Wolfpack new product development programs for both machine tools and plastics machinery and to continue to ramp up production levels in all of our operations," Meyer said.


Widia Profile
Krupp Widia GmbH, headquartered in Essen, Germany, is the second largest producer of metalcutting tooling in Europe and the largest in India. It has a solid reputation worldwide for quality, reliability and performance. Widia employs approximately 2,000 people in Europe, with production facilities in Essen and Lichtenau, Germany; Dreux, France; Vitoria, Spain; and Hardenberg, The Netherlands. Widia's operations based in Bangalore, India, employ another 1,500.

Cincinnati Milacron Profile
With 1993 sales of $1 billion, Cincinnati Milacron is a world leader in advanced manufacturing technologies for the plastics processing and metalworking industries. Its products include plastics machinery, machine tools, computer controls, metalcutting tools, metalworking fluids and grinding wheels. Milacron has approximately 8,200 employees worldwide, with key manufacturing facilities in both the U.S. and Europe. Its shares are traded on the New York Stock Exchange under the symbol CMZ.